Exhibit 10.9

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (hereinafter referred to as the “Master Agreement”) with an effective date of this 30th day of June 2010 (the “Effective Date”) is made by and among Genzyme Corporation, a Massachusetts corporation having its headquarters at 500 Kendall Street, Cambridge, Massachusetts 02142, U.S.A., Genzyme Ireland Limited, a wholly-owned subsidiary company of Genzyme Corporation, organized under the laws of the Republic of Ireland with a principal place of business in Waterford, Ireland, and its and their Affiliates (collectively, hereinafter referred to as “Genzyme”), and Hospira Worldwide, Inc., a Delaware corporation having its headquarters at 275 North Field Drive, Lake Forest, Illinois 60045, U.S.A. (hereinafter referred to as “Hospira”).

GENERAL PROVISIONS; AGREEMENT STRUCTURE

From time to time, Genzyme may request Hospira to provide Services (as defined herein).  This Master Agreement contains general terms and conditions under which Genzyme will engage Hospira to provide Services, and under which Hospira will provide such Services.  Genzyme and Hospira shall complete and execute a Project Statement of Work relative to each Product.

ARTICLE 1.        DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1          “Act” shall mean the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. 301), as amended from time to time.

1.2          “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control of a Party to this Master Agreement.  A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or (a) in the absence of the ownership of in excess of fifty percent (50%) of the voting stock of a corporation, or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.3          “Alliance Team” shall have the meaning set forth in Section 7.8.

1.4          “Applicable Law” shall mean all laws applicable to the Manufacturing, processing, and distribution of the Products, including, without limitation, the Act and the regulations promulgated thereunder; the Canadian Food and Drugs Act (R.S., chapter F-27) and related regulations; European Directive 2003/94/EC and 2001/83/EC, and related legislation; the Japanese Pharmaceutical Affairs Law, 2003 (as amended); all applicable cGMP; and all other corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.5          “Bulk” or “Bulk Product(s)” shall mean the active ingredient of the Products in bulk form that (i) meets the applicable Bulk Specifications, and (ii) Genzyme delivers to Hospira for incorporation into the Products.

1.6          “Bulk Specifications” shall mean the detailed description and parameters of the Bulk as specified in the relevant Project SOW.

1.7          “Business Day” shall mean any day on which banking institutions in New York, New York, United States are open for business.

1.8          “Certificate of Analysis” shall mean a document, signed by an authorized representative of Hospira and provided to Genzyme, that sets forth the analytical test methods and the results thereof in relation to the Product Specifications for a specified lot or batch of Product(s).

1.9          “Certificate of Compliance” shall mean a document, signed by an authorized representative of Hospira and provided to Genzyme, that certifies, warrants and reflects that a particular lot, batch, or run of Product(s) was Manufactured in accordance with cGMP, Applicable Law, and the Product Specifications.  The Certificate of Compliance may be included within the Certificate of Analysis, or separately, as specified by Genzyme.

1.10        “cGMP” shall mean those principles and guidelines of good manufacturing practices as set forth in 21 C.F.R. Parts 210 and Part 211; the good manufacturing practices provisions contained in Part C, Division 2 of the Canadian Food and Drugs Regulations; EU Directive 2003/94/EC - guidelines of good manufacturing practices for medicinal products for human use (EudraLex Vol. 4); Japanese GMP regulations, ordinances and practice guidelines as contained in the Pharmaceutical Affairs Law; the ICH Guideline on Good Manufacturing Practice for Active Pharmaceutical Ingredients (ICH Q7A), adopted by EU Directive 2004/27; and the corresponding requirements of each other applicable jurisdiction; and all other relevant rules, regulations or guidelines of global good manufacturing practices adopted and in effect in any other regulatory jurisdiction, as applicable.

1.11        “Commercial Product” shall mean a filled or finished Product as Manufactured by Hospira for Genzyme’s commercial sale, pursuant to a given Project SOW, in accordance with the requirements of the Product Specifications incorporated therein.

1.12        “Confidential Information” shall mean all information disclosed hereunder, except that which:

(a)           is lawfully known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;

(b)           is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(c)           is or becomes published or otherwise part of the public domain through no fault of the recipient; or

(d)           is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient’s written records or other competent evidence.

1.13        “Consent” shall mean any consent, authorization, permit, certificate, license, approval, or exemption by any Regulatory Authority or other person.

1.14        “Dedicated Equipment” shall have the meaning set forth in Section 7.2.

1.15        “Development Product” shall mean the pharmaceutical product, as specified in the applicable Project SOW, Manufactured by Hospira for Genzyme’s pre-clinical, clinical, and/or regulatory purposes.

1.16        “Development Project” shall mean Services necessary for regulatory approval and Manufacture of the Products for clinical, non-commercial purposes.

1.17        “DMFs” shall mean Drug Master Files as set forth in Section 4.3.

1.18        “Exclusivity Period” shall have the meaning set forth in Section 7.9(a).

1.19        “Facility” shall mean Hospira’s fill and finish Manufacturing facility at McPherson, Kansas and/or Liscate, Italy, or such other fill and finish manufacturing facility operated by Hospira, and approved by Genzyme.

1.20        “Force Majeure” shall have the meaning set forth in Section 15.1.

1.21        “Fill Slot Forecast” shall have the meaning set forth in Section 8.1.

1.22        “FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.23        “Firm Order Period” shall have the meaning set forth in Section 8.3.

1.24        “Inability to Supply” shall have the meaning set forth in Section 9.5.

1.25        “Letters of Authorization” shall mean documentation which shall be prepared and delivered by Hospira to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira’s DMFs in their review of Genzyme’s Product marketing applications (as set forth in Section 4.3).

1.26        “Manufacture”, “Manufactured” or “Manufacturing” shall mean the filling and/or finishing of Products, in each case as specified in the applicable Project SOW.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.27        “Master Batch Record” shall mean the document that defines the manufacturing methods, materials, and other procedures, directions and controls associated with the Manufacture and testing of the Product, which may be amended in writing from time to time by mutual agreement of the Parties.

1.28        “MSDS” shall have the meaning set forth in Section 7.4.

1.29        “Notice Period” shall have the meaning set forth in Section 7.9(a)(ii).

1.30        “Occurrence” shall have the meaning set forth in Section 7.1(f)(i).

1.31        “Parties” shall mean Genzyme and Hospira together, with each individual entity being a “Party”.

1.32        “Person(s)-in-the-Plant” shall have the meaning set forth in Section 10.3(c)(e).

1.33        “Product” or “Products” shall mean any filled and finished drug product comprised of Bulk and, where applicable, excipients and other raw materials, in each case as specified in the applicable Project SOW.  A list of Products covered under this Master Agreement is set forth on Exhibit 1.33 hereto.  The Parties may amend Exhibit 1.33 from time to time during the Term by written agreement of the Parties.

1.34        “Product Fill Slot Commitment” shall have the meaning set forth in Section 8.1.

1.35        “Product Specifications” shall mean the product, labeling and performance specifications for a Product, approved by the FDA or other relevant Regulatory Authorities, including Product formulae, labeling, and materials required for the Manufacture of the specific Product that is to be purchased and supplied under the relevant Project SOW.

1.36        “Project” shall mean the totality of the technology transfer, development, Manufacturing and/or other Services that Hospira will perform under a relevant Project SOW.

1.37        “Project Statement of Work” or “Project SOW” shall mean a written order for the performance of Services by Hospira for each Product, substantially in the form attached hereto as Exhibit 2.5, signed by duly authorized representatives from both Parties and referencing this Master Agreement.

1.38        “Project Inventions” shall have the meaning set forth in Section 12.3.

1.39        “Purchase Orders” shall have the meaning set forth in Section 8.4.

1.40        “Quality Technical Agreement” shall have the meaning as set forth in Section 10.2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.41        “Regulatory Authority” shall mean any federal, state or local or international regulatory agency, department, bureau or other governmental entity including, without limitation, the FDA, which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the Manufacture, use, storage, import, transport or sale of Product in the Territory.

1.42        “Relationship Managers” shall have the meaning set forth in Section 14.4.

1.43        “Renewal Term” shall have the meaning set forth in Section 13.1.

1.44        “Service” or “Services” shall mean the technology transfer, development and/or Manufacturing services and/or other services to be performed by Hospira, as described in each Project SOW and initiated by Genzyme as described in Article 2.

1.45        “Service Fees” shall have the meaning set forth in Section 3.1.

1.46        “Specially Regulated Waste” shall mean any hazardous waste, toxic waste, medical waste, nuclear waste, mixed waste, or other waste materials or by-products, including waste water, which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations intended to address such types of waste materials that arise from the Manufacture of Product.

1.47        “Technical Contact” shall have the meaning set forth in Section 3.3.

1.48        “Term” shall have the meaning set forth in Section 13.1.

1.49        “Territory” shall mean those countries of the world where Genzyme intends to market, promote, distribute and/or use the Product, as specified in the relevant Project SOW.

1.50        “Third Party” shall mean a Party other than Hospira or Genzyme and their respective Affiliates.

1.51        “Waste” shall mean all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the Manufacture of the Products including, but not limited to, rejected or unsuitable materials, Bulk or Products.  The term Waste shall not include any Specially Regulated Waste.

1.52        “Yield Metrics” shall have the meaning set forth in Section 7.1(g)(i).

ARTICLE 2.        PROJECT OVERVIEW

2.1          General.  During the Term, Hospira shall provide to Genzyme, or its designee, Services pursuant to Purchase Orders delivered from time to time by Genzyme to Hospira in accordance with Section 8.4.  Hospira shall perform the Services in accordance with the terms of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

this Master Agreement and any related Project SOW executed by the Parties.  Prior to the execution of any Project SOW, Hospira will prepare a proposal which clearly specifies the scope of work and costs associated with each Project.  Thereafter, the Parties shall negotiate, in good faith, the terms and conditions of the relevant Project SOW under which Hospira will perform the Services.  For the avoidance of doubt, each Project will be governed by the terms and conditions of this Master Agreement, the Quality Technical Agreement and the relevant Project SOW.

2.2          Facilities, Equipment and Materials.  Other than as specifically set forth herein, Hospira agrees to provide, at its own cost and expense, all facilities, equipment, machinery, and materials in accordance with the Product Specifications and the Project SOW, and the labor necessary for the performance of the Services.

2.3          Responsibility.  Unless otherwise specified herein or expressly consented to in writing by Genzyme, Hospira shall be solely responsible for performance of all activities necessary to perform the Services contemplated hereunder.  Neither Party shall amend or modify the Product Specifications, or any protocols, processes or procedures used to perform the Services without the express written approval of the other Party.  Unless otherwise expressly agreed in writing in advance by Genzyme, Hospira may not sublicense or subcontract the Services to be performed by Hospira under this Master Agreement to an Affiliate or Third Party.

2.4          Exceptions; Governing Documents.  In the event of a conflict or inconsistency between the terms and conditions of a Project SOW and those of this Master Agreement, then except where expressly permitted under Section 15.12, or where any provision of this Master Agreement is expressly waived in a written agreement signed by both Parties, the terms and conditions of this Master Agreement shall govern and control.

2.5          Project Statement of Work.

(a)           Each Project SOW will, to the extent possible: (a) describe the Services to be provided by Hospira and the applicable Service Fees related thereto, (b) describe the Product, including the Product Specifications for each applicable Development Product and/or Commercial Product, (c) describe the criteria for an acceptable Development Product or Commercial Product, (d) set forth the Bulk Specifications and any special conditions for delivery and/or use of the Bulk, (e) describe the information and analysis to be included in the Bulk, (f) describe shipping and receiving requirements for Bulk and Product, (g) if applicable, describe the costs and responsibilities for disposal of Specially Regulated Waste and any Waste that shall become Specially Regulated Waste during the term of the Project SOW, (h) include any other information required to be provided pursuant to this Master Agreement or any additional provision the Parties may mutually agree upon, and (i) be in the form similar to the template set forth in Exhibit 2.5 attached hereto and incorporated herein.

(b)           Although the Parties intend to enter into good faith negotiations to Manufacture the Development Product(s) contemplated hereunder, nothing herein shall require Genzyme or Hospira to proceed with a Project SOW for the Manufacture of such Development Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.6          Commercially Reasonable Efforts.  Each Party shall negotiate in good faith, and use commercially reasonable efforts to complete, each Project SOW.

ARTICLE 3.        PROJECT STATEMENT OF WORK EFFORTS

3.1          Service Fees.  Genzyme shall pay to Hospira fees for the Services Hospira provides under each Project SOW (“Service Fees”).  Genzyme will pay such fees in accordance with the amounts, payment terms and schedules set forth in each Project SOW.  Where appropriate, and to the extent commercially reasonable, the Parties will seek to establish compatible pricing for Products that are Manufactured in the same Facility and using the same Manufacturing processes.

3.2          Changes in Project Scope.  If (a) changes occur in a Project SOW or the Product Specifications, or (b) technical difficulties arise during the technology transfer process requiring that Hospira perform either additional work or repeat work, and such additional work or repeat work is not as a result of Hospira’s fault, negligence or failure to comply with the terms and conditions of this Master Agreement, Hospira shall provide Genzyme with cost estimates for such work.  If Genzyme approves such costs, Hospira shall perform such work and Genzyme shall pay Hospira’s costs for such work within [**] days of completion of such work.  Reimbursement for such additional work or repeat work shall be at a rate of [**] per hour per person, plus [**].

3.3          Technical Contact.  Each Party will appoint a contact person having primary responsibility for day-to-day interactions with the other Party for the activities under the relevant Project (“Technical Contact”).  Any change to a Technical Contact will be identified in writing to the other Party.  Each Party will use reasonable efforts to provide the other Party with at least fifteen (15) days prior written notice of any change in that Party’s Technical Contact.  All communications between Hospira and Genzyme regarding the conduct of the activities under the Project will be facilitated through the Party’s Technical Contact identified in the Project SOW.

3.4          Development Product(s).  In any relevant Project SOW, based on Genzyme’s final Product formulations, concentration, fill volumes, and the Parties’ agreement to the final Product Specifications, Hospira will Manufacture Development Products at the prices set forth in the relevant Project SOW.  Genzyme shall issue a Purchase Order for any such Development Product(s) at least [**] days before the requested delivery date.  Genzyme and Hospira shall agree mutually to the formulation, concentration, fill volume and the components for each lot of Development Product(s).

ARTICLE 4.        GENZYME’S REGULATORY SUBMISSIONS

4.1          Hospira’s Review.  For any relevant Project, at Genzyme’s request, Hospira shall review and consult with Genzyme on those portions of Genzyme’s proposed regulatory submissions relating to Hospira’s packaging or Manufacturing procedures before the submissions are filed with the appropriate Regulatory Authorities in the Territory.  Hospira shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

complete its review of the submissions within [**] days for submissions in English, or within [**] days for submissions not in English, following receipt of a proposed regulatory submission.  Genzyme shall be the sole owner of any regulatory submission filed pursuant to this Master Agreement.  In the event that a Regulatory Authority requires additional review and consultation from Hospira (for example, for technical responses to a Regulatory Authority finding of deficiency, should one arise), Hospira shall provide Genzyme with cost estimates for any additional work to be done.  If Genzyme approves such costs in writing, Genzyme shall reimburse Hospira for such additional work based on a rate of [**] per hour.  Hospira shall provide Genzyme with an executed copy of its comments.

4.2          Supplemental Regulatory Filings.  Hospira shall quote a price for supplemental regulatory, packaging and development work to support regulatory filings outside of the Territory specified in the initial Project SOW for the relevant Product separately and on a country-by-country basis.

4.3          Access to Drug Master Files and Other Reports.  Hospira shall grant Genzyme reference rights to all Drug Master Files (“DMFs”) and other regulatory filings deemed necessary to support Genzyme’s applications for regulatory approval of Products.  To effectuate this, Hospira shall execute Letters of Authorization which shall be delivered to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira’s DMFs and, as applicable, other regulatory filings (as described in the Quality Technical Agreement)  in their review of Genzyme’s Product marketing applications.  Hospira shall send copies of such Letters of Authorization to Genzyme.  Hospira shall update its DMFs annually and shall inform Genzyme prior to any modifications thereto in order to permit Genzyme to amend or supplement any affected regulatory applications and filings for the Products.

ARTICLE 5.        HOSPIRA’S OBLIGATIONS

5.1          Consents.  Hospira shall obtain all Consents for which it is responsible for the Manufacture and supply of Product(s) under the terms of this Master Agreement.  At all times, Hospira shall maintain and comply with all Consents which may from time to time be required by any Regulatory Authority having jurisdiction with respect to the Services and/or the Facility and otherwise obtained by Hospira to permit the performance of its obligations under this Master Agreement.  In the event any Consent held by Hospira relating to the Facility or its ability to Manufacture Product(s) in accordance with this Master Agreement is hereafter suspended or revoked, or Hospira has material restrictions imposed upon it by any Regulatory Authority affecting Product(s) or the Facility, Hospira shall promptly notify Genzyme and shall provide a schedule of compliance and such other information related thereto as is reasonably requested by Genzyme.

5.2          Notification of Adverse Effects on Fill and Finish Activities.  Hospira shall advise Genzyme within one Business Day of any information arising out of its Manufacturing activities that may have adverse regulatory, compliance and/or reporting consequences concerning any Product(s) or the Facility.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.3          Regulatory Authorities.  Hospira shall notify Genzyme of any requests from any relevant Regulatory Authority for information related to Hospira’s provision of Services hereunder.  Hospira shall promptly advise Genzyme of any requests by any Regulatory Authority for inspections of the Facility.

5.4          Adverse Reaction Reporting.  As provided in the Quality Technical Agreement, Hospira shall promptly forward to Genzyme any and all information reported to Hospira relating to any adverse experience, whether expected or unexpected, relating to the use of any Product(s).

5.5          Equipment.  Hospira agrees to provide sufficient resources in order to meet Genzyme’s requirements for Products including, without limitation, the provision of all equipment, machinery and labor.

5.6          Inventories.  Hospira shall maintain an inventory of the materials that the Parties agree is necessary to provide the Services and to ensure the fulfillment of its supply obligations herein, and shall respect the procedure of “first in first out” to control and release the inventory.  Hospira further agrees to maintain redundancies in the sourcing for all such materials so as to mitigate any potential shortage of supply.  The Parties’ initial estimates of the required levels of such materials inventories per Product are set forth in Exhibit 5.6.  The Parties shall refine these estimates as the Services progress.

5.7          Validation.  Hospira will complete, or ensure the completion of, validation of its equipment, facilities, cleaning processes, and Manufacturing equipment as required by cGMPs and any other applicable regulatory requirements as may be required from time to time.  Hospira will routinely assemble and retain, or ensure the assembly and retention of, validation/qualification documents and validation summary reports pertaining to the Manufacturing activities for a period of time as agreed under the Quality Technical Agreement, and will provide copies thereof to Genzyme.

5.8          Accident Reports.  Upon request, Hospira shall provide to Genzyme a quarterly summary report on environmental, health and safety matters at the Facility, which matters may include all material incidents related to Facility operations, including:  (a) accidents resulting in significant personal injury requiring more than first aid treatment, (b) accidents resulting in chronic illness or loss of consciousness, (c) accidents resulting in material property damage, (d) accidents resulting in material environmental release, and (e) accidents that result in regulatory, safety, health or environmental audits.  Hospira shall promptly provide Genzyme with a copy of any accident report related to the Manufacture of the Products.  In the event that Genzyme requires specific reporting on any non-material incidents directly related to the Manufacture of any of the Products, Hospira will compile a report as soon as reasonably practicable; provided, however, that Genzyme shall be required to pay Hospira’s reasonable costs for the compilation work to be done.  The Genzyme point of contact person for all such reporting will be Genzyme’s Person-in-the-Plant.

5.9          Records, Retained Samples and Storage.  Hospira shall retain samples and maintain records from each batch or lot of Product for a period of time required by Applicable

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Laws for record keeping, testing and regulatory purposes or as specified in the Quality Technical Agreement.  When storing Bulk, nonconforming Bulk, Waste, or Specially Regulated Waste, Hospira shall comply with and maintain all storage facilities in compliance with Bulk Specifications and in accordance with cGMP and Applicable Laws.

5.10        Maintenance of Facility.  During the Term, and specifically in connection with the performance of the Services hereunder, Hospira shall maintain the Facility, and all personal property, equipment, machinery, systems, intangibles and contract rights in use at the Facility during the Term in the ordinary course of business, in compliance with cGMPs and Applicable Laws.

ARTICLE 6.        MANUFACTURE OF PRODUCTS

6.1          Manufacture of Products.  Pursuant to the terms and conditions of the relevant Project SOW and for the duration of the Project SOW, Hospira shall Manufacture and deliver the Products to Genzyme, and Genzyme shall take delivery of the Products from Hospira, pursuant to Purchase Orders issued by Genzyme to Hospira.  Hospira shall Manufacture the Products in accordance with the Product Specifications.  The Parties may alter the Product Specifications from time to time by written agreement without amending the Project SOW.

6.2          Regulatory Approvals.  Hospira agrees to Manufacture and supply those quantities of Products requested in Purchase Orders by Genzyme that are necessary to validate Hospira’s manufacturing facilities, obtain regulatory approval(s) and build Genzyme’s inventory of the Products, and Genzyme shall be required to [**].

ARTICLE 7.        SUPPLY OF PRODUCTS

7.1          Bulk.

(a)           Supply.

(i)            Hospira shall Manufacture Product for Genzyme from Bulk that Genzyme shall supply to Hospira in quantities sufficient to satisfy Hospira’s gross manufacturing requirements of Product.  Unless otherwise specified in the relevant Project SOW, Genzyme shall deliver all required quantities of Bulk for a particular Product no later than thirty (30) days prior to the date that Manufacturing of such Product is scheduled to commence.  Hospira’s use of Bulk received from Genzyme shall be limited to those purposes contemplated by this Master Agreement and the Manufacture of Product for Genzyme.  Genzyme shall deliver Bulk [**] Hospira’s Facility for all deliveries, pursuant to no-cost Purchase Orders that Hospira issues to Genzyme.  Genzyme shall be responsible for all costs of transport and carriage insurance.  In the event Genzyme fails more than once to deliver the required quantities of Bulk for a particular Product at least [**] days prior to the date that Manufacturing of such Product is scheduled to commence, or as specified in the relevant Project SOW, the Alliance Team leaders shall meet to establish a remediation plan to address the failure.  If Genzyme fails more than twice to deliver the required quantities of Bulk for a particular Product at least [**] days prior to the date that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Manufacturing of such Product is scheduled to commence, or as specified in the relevant Project SOW, then a member of the senior management team from each Party shall meet with one another to review the remediation plan established by the Alliance Team and determine whether Genzyme is capable of delivering Bulk within the specified delivery timeframe.  The Parties will at that time determine whether Hospira will continue with the Manufacture the Product in question or, alternatively, decide in the best interests of the Parties that Hospira no longer manufacture such Product.

(ii)           With each delivery of Bulk, Genzyme will include a certificate of analysis, signed by an authorized individual from Genzyme’s Quality Group (or his/her designee) containing basic information regarding the Bulk, including:  (A) the manufacturing date of the batch/lot delivered; (B) the batch/lot number; (C) the quantity of Bulk in such batch/lot as shipped to Hospira; (D) an indication of the expiry date of the batch/lot of Bulk by which Hospira must begin filling operations; and (E) the testing (if any) to which the batch/lot of Bulk has been subjected and the test results.

(iii)          Unless otherwise specified in the relevant Project SOW, within [**] calendar days of Hospira’s receipt of any Bulk supplied by Genzyme hereunder, Hospira shall:  (A) perform an identification test on the Bulk and confirm the shipment quantity; and (B) notify Genzyme of any inaccuracies with respect to quantity or of any claim that any portion of the shipment fails the identification test.  In the event Hospira notifies Genzyme of any deficiency in the quantity of Bulk received, Genzyme shall promptly investigate such deficiency and provide Hospira with instructions on how to handle the Bulk.  Genzyme may ship to Hospira, at Genzyme’s expense, the quantity of Bulk necessary to complete the Bulk shipment.  In the event Hospira notifies Genzyme that the Bulk shipment does not conform to the Bulk Specifications, as evidenced by the results of the relevant identification test, Genzyme shall have the right to confirm such findings at Hospira’s Facility.

(iv)          If Genzyme determines that such shipment of Bulk did, in fact, conform to the Bulk Specifications, the Parties shall submit samples of such shipment to a mutually acceptable independent expert for testing.  If such independent expert determines that the shipment conformed to the Bulk Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples.  If Genzyme or such independent expert confirms that such shipment did not meet the Bulk Specifications, Genzyme shall use commercially reasonable efforts to replace, at no cost to Hospira, the portion of the Bulk shipment which does not conform to the Bulk Specifications and bear all expenses of shipping and testing the shipment samples.  Notwithstanding the foregoing, the independent expert may also determine that additional sample testing by an independent laboratory is necessary.

(b)           Title.  Notwithstanding the [**] shipping terms set forth in Section 7.1(a)(i), all Bulk supplied to Hospira by Genzyme is supplied as consignment stock and shall be clearly identified as the property of Genzyme, shall be kept segregated and maintained in the Facility, and Genzyme shall retain title thereto.

(c)           Handling and Storage of Bulk.  Hospira represents, warrants and covenants that unless otherwise agreed to by Genzyme in writing, it will (i) store the Bulk at the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Facility only; and (ii) store and maintain the Bulk, at its cost and expense, in accordance with cGMP, the Quality Technical Agreement, the Bulk Specifications, the relevant Project SOWs, and all Applicable Laws (including, without limitation, the receipt and possession of all applicable Consents), as well as Genzyme’s reasonable prior written instructions.

(d)           Inspection.  At no additional cost to Genzyme, Genzyme shall be entitled to inspect the Bulk and its related records on a quarterly basis, during normal business hours upon reasonable request and prior written notice, and with the least reasonably possible interference with Hospira’s ordinary course of business.  Genzyme’s Person-in-the-Plant shall be responsible for carrying out any such inspections.

(e)           Risk of Loss.  Subject to the limitation in Section 7.1(f)(ii), Hospira shall assume full responsibility and risk of loss associated with the safekeeping, storage and handling of all Bulk in its possession and all shipments of Bulk delivered hereunder and accepted by Hospira including, without limitation, loss of Bulk due to casualty, spoilage, loss, theft, fire, damage or destruction.

(f)            Replacement.

(i)            In the event of loss or damage of Bulk delivered hereunder promptly upon receiving notice from Hospira of any such loss, damage or failure (each, an “Occurrence”) Genzyme shall investigate the matter and provide Hospira with direction on how to manage the Bulk and/or Products.  Genzyme may choose to supply to Hospira replacement Bulk [**] in accordance with the terms set forth in Section 7.1(a); provided, however, that if any loss or damage of such Bulk results from a negligent act or omission by Hospira in the Manufacture, handling or storage of the Bulk or the Products or due to casualty, spoilage, loss, theft, fire, damage or destruction, Hospira shall reimburse Genzyme for [**] in an amount equal to [**] within [**] days of Genzyme [**].

(ii)           Excluding Hospira’s contribution obligations pursuant to Sections 9.4 and 15.9 hereunder, in no event shall Hospira’s aggregate liability for replacement of Bulk (on a Product by Product basis) exceed: (a) [**] per Occurrence during the [**] Manufacturing of Commercial Products [**]; and (b) [**] per Occurrence during Manufacturing of Products after the [**]; provided, however, in the event any Occurrence is due to the willful misconduct or intentional act(s) of Hospira or its agent(s), Hospira shall [**], and the limitations set forth in this Section 7.1(f)(ii) shall not apply.

(iii)          Hospira shall not be responsible for the inability to use any batch/lot of Bulk in the event that Genzyme delivers such Bulk to Hospira with an expiry date shorter than the minimum set forth in the relevant Project SOW.

(g)           Yield Metrics.

(i)            After Hospira has completed its initial validation runs of Product and during the initial stages of Hospira’s Manufacture of Product, the members of the Alliance

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Team shall consult with a view to developing a strategy for maximizing the production yield of Product from the Bulk supplied by Genzyme.  Based upon such consultations, the Parties will establish Manufacturing guidelines for each Product, including Bulk yield minimums, maximum Bulk consumption factor targets, and permitted variances of quantities of Products to be delivered according to Genzyme’s Purchase Orders (“Yield Metrics”), and consequences of out-of-variance performance.  It shall be Hospira’s goal to achieve production of consistent batch quantities of Product in accordance with the Yield Metrics throughout the term of each Project.  The Alliance Team may meet from time to time to discuss, agree upon and implement measures for improving the Yield Metrics.

(ii)           In the event Hospira fails to meet the Yield Metrics for any Product, the Alliance Team leaders shall meet to establish a remediation plan to address the failure.  If Hospira fails to meet the Yield Metrics for any Product more than once, then a member of the senior management team from each Party shall meet with one another to review the remediation plan established by the Alliance Team and determine whether Hospira is capable of meeting the Yield Metrics.  The Parties will at that time determine whether Hospira will continue with the Manufacture the Product in question or, alternatively, decide in the best interests of the Parties that Genzyme should have the right to seek an alternate source of supply for such Product.

7.2          Dedicated Equipment Costs.  If non-standard, specialized equipment is required to perform the Services in connection with any Project (“Dedicated Equipment”), Hospira shall pay the cost of such equipment, subject to Genzyme’s prior approval of such costs, which approval shall not be unreasonably withheld.  Prior to the execution of any Project SOW, Hospira shall advise Genzyme of specialized equipment required and the estimated costs associated with the purchase, installation and validation of such equipment for the related Project.  After Genzyme approves such costs, Hospira shall install and validate the equipment and bill Genzyme for the associated costs.  The costs and payment terms for Dedicated Equipment shall be as set forth in the relevant Project SOW.  Title to the Dedicated Equipment shall be in Genzyme’s name.  Hospira shall cooperate with Genzyme in the completion of any and all document filings required to secure Genzyme’s interest in the Dedicated Equipment.  Further, if Hospira wishes to use the Dedicated Equipment for Manufacture of a product other than the Products for Genzyme, Hospira and Genzyme shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Genzyme.

7.3          Product Labeling; Packaging.  The labeling and packaging responsibilities of the Parties shall be as set forth in the relevant Project SOW.  All such labeling and packaging shall be in accordance with the Manufacturing Batch Record and applicable Product Specifications.

7.4          Off-Site Waste.  If necessary, Hospira shall hire, direct and pay all costs for a waste contractor to remove all Product-related Waste from Hospira’s Facility, consistent with each Product’s Material Safety Data Sheets (“MSDS”).  The costs associated with the removal of Specially Regulated Waste, as set forth in the relevant Project SOW, shall be borne by Genzyme.  Hospira shall only dispose of Specially Regulated Waste at sites and through waste management vendors that have been approved in writing by Genzyme, whose approval shall not

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

be unreasonably withheld.  Hospira shall document the destruction of any Specially Regulated Waste in writing and provide copies of such written documentation to an authorized representative of Genzyme.  Genzyme maintains the right, but not the obligation, to witness the actual disposal of Specially Regulated Waste.  Genzyme shall, upon request by Hospira, provide the MSDS for the Bulk and the MSDS for each Product to Hospira.

7.5          Delivery.  Hospira shall deliver the Products, packed and ready for shipment, to Genzyme [**].  Risk of loss shall pass to Genzyme [**].  Shipment shall be via a carrier designated by Genzyme.  Hospira shall not ship any Product until both Hospira and Genzyme have released such Product pursuant to the Product Specifications and the Quality Technical Agreement.  All freight, handling, insurance, duties, taxes and shipping expense will be borne by Genzyme.  For any shipments outside the United States, Genzyme shall be the exporter of record.

7.6          Price and Payment.

(a)           Price.  Hospira shall invoice Genzyme for the Products delivered by Hospira at the prices set forth in the relevant Project SOW.  Unless otherwise specified in the relevant Project SOW, Hospira shall provide Genzyme with notice of any price increase by October 1 of each calendar year, and price increases shall be effective for deliveries beginning January 1 of the following calendar year.  Such increases shall not [**] of (i) the [**], or (ii) [**].

(b)           Payment.  Hospira shall invoice Genzyme upon delivery of the Products.  Genzyme shall make payment net [**] days from the date of receipt of Hospira’s invoice.  In the event Genzyme fails to pay any undisputed invoice within [**] days of receipt of the invoice, Hospira may [**] (i) [**], or (ii) [**].

(c)           Taxes.  Genzyme shall pay all federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the Manufacture, delivery or transportation of the Products sold pursuant to this Master Agreement.

(d)           User and Filing Fees.  Genzyme shall also be responsible for all user and filing fees required by Regulatory Authorities in connection with the Services, and Prescription Drug User (“PDUFA”) annual establishment fees with respect to all of the Products.

(e)           Sub-lots.  Should Genzyme desire Hospira to split a Manufacturing lot of the Products into several sub-lots during packaging, there will be a [**] for each sub-lot packaged.

(f)            Cold Storage Fee.  A cold storage fee shall be due and payable to Hospira if Hospira stores the Products at the Facility and such Products require cold storage for more than [**] days after each individual Product’s final release by Genzyme.  The fee shall be at the rate of [**] or any part thereof.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.7          Inspection and Replacement of Nonconforming Product.

(a)           Certificate of Analysis.  Hospira will include a Certificate of Analysis with each batch of Products confirming that the Products have been Manufactured in conformity with the Product Specifications and all Applicable Laws.

(b)           Inspection; Rejection.  Upon completion of the Manufacture of each batch of Products, Hospira will provide Genzyme with a copy of the Master Batch Record and all other documents and records as required by the Quality Technical Agreement for release of Products.  Genzyme will have [**] days from the date of its receipt of all such documentation to inspect, and accept or reject, the corresponding batch of Product as conforming or non-conforming with the Product Specifications and cGMP.  If Genzyme rejects such batch, it shall promptly so notify Hospira and, if applicable, provide to Hospira samples of Products included in such batch for testing.  If Hospira tests such samples and determines that it did conform to the Product Specifications, the Parties shall submit samples of such Product to a mutually acceptable independent expert for testing.

(c)           Testing.  If such independent expert determines that the Product conformed to the Product Specifications, Genzyme shall bear all expenses of shipping and testing such Product samples.  If such independent expert confirms that such Product did not meet the Product Specifications, Hospira shall bear all expenses of shipping and testing the shipment samples.  Notwithstanding the foregoing, the independent expert may also determine that additional sample testing by an independent laboratory is necessary.  Absent manifest error, the test results of the independent expert (or those of the independent laboratory, if so referred by the expert) shall be binding on the Parties.

(d)           Replacement; Disposition of Rejected Product.  Hospira shall use its best efforts to replace, at no cost to Genzyme, that portion of the Product which does not conform to the Product Specifications as soon as reasonably practicable, as jointly determined by the Parties, given manufacturing capacities and scheduling at the Facility; provided, however, that Genzyme provides sufficient Bulk to Hospira [**] (subject to the limitations set forth in Section 7.1(f)(ii) & (iii)).  Genzyme’s duty to pay all amounts otherwise payable to Hospira in respect of the rejected Product shall be suspended until Hospira replaces all nonconforming Product in accordance with this Section 7.7.  Any nonconforming portion of any shipment shall be disposed of as directed by Genzyme, at Hospira’s expense.  In lieu of receiving replacement Product, Genzyme may [**].

(e)           Deemed Acceptance; Latent Defects.  Any Product that Genzyme does not reject pursuant to this Section 7.7 shall be deemed accepted, and all claims with respect to Product not conforming with Product Specifications shall be deemed waived by Genzyme, except as to latent defects which are not reasonably discoverable and render the Product not conforming to Product Specifications.  Upon the conclusion of all appropriate internal investigations, should the Parties disagree on the nature and cause of such latent defects, then the Parties shall engage an independent expert to determine the cause of the latent defect.  If it is confirmed that the cause of the defect is attributable to the Manufacturing of the Product then,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

subject to the limitations set forth in Section 7.1(f)(ii), Hospira will replace at no cost to Genzyme all such defective Products with Products that meet the Product Specifications.

7.8          Alliance Team and Dedicated Personnel.  Hospira and Genzyme will form a team (“Alliance Team”) comprised of at least three members from each Party which will meet at least quarterly to review performance metrics, address issues and oversee the relationship between Genzyme and Hospira.  The Alliance Team will be a working committee that will have as its goal the quick and mutually agreeable resolution of financial, technical and quality issues, thus preserving throughout the term of each Project SOW the relationship established by Genzyme and Hospira.  Either Party may change its representatives on the Alliance Team at any time by written notice to the other.  Promptly following the Effective Date, Hospira shall hire, at its own expense, two dedicated personnel at the Facility to solely support the relationship between Genzyme and Hospira.  These personnel, a contract manufacturing analyst, and a contract manufacturing specialist, shall support the ordering, Manufacturing, release and supply of the Products for Genzyme.

7.9          [**]; Risk Mitigation.

(a)           [**].

(i)            Subject to the terms of this Master Agreement, the execution of a relevant Project SOW, the Quality Technical Agreement and any preexisting contractual obligation of Genzyme, Hospira shall have the [**] that Genzyme does not [**], or any other [**], unless otherwise specified in this Agreement.

(ii)           Should Genzyme, in its discretion, decide to [**], then Genzyme shall [**].  If Hospira [**].

(iii)          If Hospira accepts [**], the Parties shall mutually [**], it being understood and agreed that Hospira will be [**].  Genzyme will be [**].  The Parties agree that all terms of this Master Agreement, including Product prices, shall [**].

(iv)          The Parties shall [**].  In the event that Hospira [**], then Genzyme shall [**].

(v)           For the avoidance of doubt, upon [**], Genzyme shall not [**]; provided however, that the foregoing shall not [**] as described elsewhere in this Master Agreement.

(b)           Possible Acquisitions.  In the event that during the Term Hospira acquires or is acquired by a Third Party with a company, business or pharmaceutical production facility that manufactures products that treat the disease states set forth on Exhibit 14.5, then Hospira will notify Genzyme as soon as such information is able to be released and Hospira shall [**].

(c)           Risk Mitigation.  As soon as possible after the Effective Date, members of the Alliance Team and/or senior management will meet and discuss the ways of planning and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

implementing Manufacturing redundancies at Hospira’s McPherson, Kansas Facility.  Such redundancies may include, without limitation, the qualification of another filling line or lines, lyophilizers or other equipment for the Manufacture of the Products.  Upon agreement on the qualification plan, the Parties will undertake any necessary qualification procedures.  Hospira will be responsible for its own costs in carrying out all of the necessary technical qualification procedures and Genzyme will be responsible for all of its own related qualification costs.  The Parties shall also consider implementing additional Manufacturing redundancies at Hospira’s Liscate, Italy Facility to Manufacture one of more of the Products

(d)     Notwithstanding the foregoing, nothing in this Section 7.9 shall preclude Genzyme from qualifying an alternate contract manufacturer to provide fill and/or finishing services related to the Products.  Further, the Parties hereto agree that the [**].

ARTICLE 8.        ORDERS AND FORECASTS

8.1          [**] Year Product Supply Forecast.  For capacity planning purposes, in connection with a Project SOW, by [**] of each calendar year Genzyme shall provide Hospira with a non-binding, written [**]-year forecast of Genzyme’s annual requirements for fill slots needed during the first three calendar years of the relevant Project SOW (“Fill Slot Forecast”).  Within [**] days of Hospira’s receipt of each Fill Slot Forecast, Hospira shall provide Genzyme with either: (a) a written acceptance of the Fill Slot Forecast, and accordingly allocate its annual capacity to Manufacture the Products for Genzyme, or (b) a written rejection of the Fill Slot Forecast.  Any written acceptance shall constitute Hospira’s fill slot commitment for each of the calendar years covered by the Fill Slot Forecast (“Product Fill Slot Commitment”) but shall not be binding on Genzyme.  When Genzyme submits, and Hospira accepts, a subsequent Fill Slot Forecast covering one or more previously covered calendar years, such subsequent Fill Slot Forecast shall constitute Hospira’s Product Fill Slot Commitment for such calendar year(s).  In the event Hospira rejects a Fill Slot Forecast, Hospira and Genzyme shall meet as soon as possible to discuss in good faith the batch quantities of the Products that Hospira is willing and able to provide during each of the three calendar years covered by the Fill Slot Forecast.  Any such amount shall be agreed to in writing.  If the Parties conclude that Hospira will be unable to supply Products to meet Genzyme’s Manufacturing needs, then the exclusivity granted to Hospira pursuant to Section 7.9 shall be waived for the affected Product(s) to enable Genzyme to pursue other sources of supply to meet its demand.

8.2          Minimum Purchase Requirement.

(a)           During the term of each Project SOW, Genzyme agrees to purchase from Hospira, and Hospira agrees to Manufacture and deliver to Genzyme, minimum aggregate quantities of the Products set forth in the relevant Project SOW (the “Minimum Purchase Requirement”) not to exceed its applicable Product Fill Slot Commitment.  Subject to any differing terms contained in any Project SOW, during the term of a Project SOW, Genzyme shall purchase not less than [**] of year one in the Product Fill Slot Commitment accepted by Hospira in accordance with Section 8.1.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)           In lieu of Genzyme taking delivery of each calendar year’s Minimum Purchase Requirements of the Products, Genzyme shall have the option to pay for its Minimum Purchase Requirement at the Product prices set forth in the relevant Project SOW and waive Hospira’s Manufacture and delivery obligations for the Products.  In the latter event, Hospira shall invoice Genzyme for the Service Fees, less the applicable costs for vials, stoppers and crimps; provided that Hospira is reasonably able to use such materials in future Genzyme product orders.  Genzyme shall pay Hospira any amounts due hereunder within [**] days after receipt of Hospira’s invoice in accordance with Section 7.6(b) hereof.

8.3          Rolling Forecast.  Concurrent with the execution of a Project SOW, and on the [**] thereafter, Genzyme shall provide to Hospira a good faith, estimated rolling forecast of the fill slots and Products that Genzyme expects to order for the subsequent eighteen-month period of time (each, a “Rolling Forecast”).  Notwithstanding the foregoing, and subject to the Minimum Purchase Requirement, Genzyme shall provide Hospira with a binding, Product-specific forecast for months one through four of each Rolling Forecast, and a binding fill slot forecast for months one through seven of each Rolling Forecast (individually and collectively, “Firm Order Period”).  For illustrative purposes only, if the Rolling Forecast is submitted on [**], Genzyme shall provide Hospira with a binding Product-specific forecast for [**], and a binding fill slot forecast for [**].

8.4          Purchase Orders.  After execution of a Project SOW, Genzyme shall submit a purchase order (“Purchase Order”) to Hospira at least [**] days prior to the first requested fill date for a Product.  Thereafter, on or before the [**], Genzyme shall submit a purchase order to Hospira in connection with said Project SOW.  Hospira shall use its commercially reasonable efforts to meet the delivery dates set forth in each Purchase Order.  Each Purchase Order shall reference this Master Agreement or the relevant Project SOW and shall be governed exclusively by the terms contained herein or therein.  Any terms or conditions contained in a Purchase Order that are inconsistent or in conflict with this Master Agreement or any relevant Project SOW shall be deemed not to be a part of such Purchase Order.

8.5          Purchase Order Acceptance.  Within [**] days after receipt of a Purchase Order issued in accordance with Section 8.4, Hospira shall confirm to Genzyme its acceptance of the Purchase Order, delivery date(s), the quantity of Products ordered and the purchase price to be paid by Genzyme.  Hospira may reject, in whole or in part, a Purchase Order only if it calls for the delivery of Products:  (a) for which sufficient quantities of Bulk have not been delivered by Genzyme or its designee in accordance with Section 7.1, or (b) less than [**] days after the date of the Purchase Order.

8.6          Additional Quantities.  Should Genzyme order additional quantities of the Products in excess of [**] over the latest Firm Order Period, Hospira shall not be obligated to supply said additional quantities; provided, however, that Hospira shall, until Genzyme’s orders in the aggregate reach the applicable annual Product Supply Commitment, use reasonable commercial efforts to produce and deliver to Genzyme said additional quantities within [**] days of issuance of the Purchase Order for such additional quantities.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.7          Purchase Order Changes; Cancellations.

(a)           Changes.  If Genzyme requests that changes be made to any of its Purchase Orders within the Firm Order Period, Hospira shall attempt to accommodate such changes within reasonable Manufacturing capabilities and efficiencies.  If Hospira can accommodate such changes, Hospira shall advise Genzyme of any costs associated therewith.  If Genzyme indicates in writing to Hospira that it should proceed to make the changes, Genzyme shall be deemed to have accepted the obligation to pay Hospira for such costs.  If Hospira cannot accommodate such change, Genzyme shall nonetheless be bound to its original Purchase Orders.

(b)           Cancellations.  If Genzyme cancels any Purchase Order within the Firm Order Period, Hospira shall be relieved of its Manufacturing obligations relating to such order but Genzyme will not be relieved of its payment obligation unless Hospira agrees to waive such obligation in writing.  Furthermore, if Genzyme does not supply sufficient Bulk to allow Hospira to fulfill any Purchase Order Genzyme shall remain liable for the full amount of the Purchase Order, regardless of whether Hospira Manufactures the Product or whether Genzyme takes delivery of the Product.

ARTICLE 9.        INABILITY TO SUPPLY

9.1          Notification.  Hospira will promptly notify Genzyme if it anticipates a delay in any delivery of Products and the time of any delay in delivery.  In the event that Hospira anticipates that it will otherwise be unable to Manufacture and supply the Product in accordance with Genzyme’s firm Purchase Orders, Hospira shall notify Genzyme promptly and shall use best efforts to cure any Inability to Supply (as defined in Section 9.5) as soon as possible.  In particular, Hospira shall promptly inform Genzyme of any notice, written or oral, received from any of its materials suppliers regarding a possible shortage.  If Hospira’s Inability to Supply is not attributable to Genzyme’s breach of its obligations under this Agreement, then Hospira shall be solely responsible for undertaking all commercially reasonable measures to minimize any possible shortage of Product to Genzyme.  If such inability is partial, Hospira shall fulfill Purchase Orders with such quantities of Product as are available for supply to Genzyme hereunder.

9.2          Inability to Supply.

(a)           Delays in Production.  In the event that Hospira experiences, or anticipates that it will experience, a delay in Manufacturing and supplying Products to Genzyme for more than [**] days, the Parties will promptly meet to discuss and formulate options to resolve the delay and to minimize the impact of the delay on Genzyme and its customers.  Such options will include, without limitation (i) plans to temporarily shift Manufacturing of one or more of the Products from Hospira’s Facilities to one of Genzyme’s manufacturing facilities, (ii) plans to shift Manufacture of one or more Products from dedicated filling lines or other production equipment at the McPherson, Kansas Facility to other qualified lines and equipment at such Facility, or (iii) plans to shift Manufacture of one or more of the Products to the Liscate, Italy Facility.  Upon notification of such actual or anticipated delay, all Purchase Orders accepted

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

by Hospira and all outstanding Purchase Orders affected by such Inability to Supply shall be tolled, pending resolution of the delay.

(b)           Minimums Reduced.  Genzyme’s Minimum Purchase Requirement for the calendar year in which a delay in Manufacture and/or supply of Products has occurred shall be reduced by the quantities of Product affected by the Inability to Supply, whether Purchase Orders were partially filled, cancelled outright by Genzyme as a result of the Inability to Supply, or Product is obtained from any Third Party manufacturer as a result of such Inability to Supply.

9.3          Contract Manufacturer.  In the case of an Inability to Supply that Hospira is unable to resolve in whole or in major part within [**] days, or if Hospira notifies Genzyme that it will not be able to alleviate such Inability to Supply within such [**] day period, Genzyme may, upon notice to Hospira, terminate the relevant Project SOW, and Genzyme may contract with a Third Party contract manufacturer to supply the Product.

9.4          Transfer Assistance.  In the event that Genzyme contracts with a Third Party contract manufacturer, as contemplated in Section 9.3, Hospira shall use commercially reasonable efforts for a reasonable period of time to assist Genzyme in the transfer of the Project SOW information to the Third Party contract manufacturer.  Hospira shall be responsible for [**], and shall [**] as set forth on Exhibit 9.4; provided, however, that Hospira shall not [**] in the event that an Inability to Supply has been caused by an event of Force Majeure.  Notwithstanding the foregoing, nothing contained herein shall require Hospira to disclose any Hospira intellectual property rights or Hospira Confidential Information to such Third Party manufacturer, nor grant Genzyme any right to use such rights or Hospira Confidential Information.

9.5          Definition.  For purposes of this Master Agreement, “Inability to Supply” means:  (i) Hospira’s failure to supply at least [**] of Genzyme’s requirements for Product meeting Product Specifications for any [**] for any reason, or (ii) Genzyme reasonably concludes that Hospira, due to [**] of Genzyme’s requirements for Product meeting Product Specifications for a period which is expected to continue in excess of [**] days.  Inability to Supply shall not include [**] this Master Agreement.

Article 10.            QUALITY

10.1        Quality Control.  Hospira shall apply its quality control procedures and in-plant quality control checks to the Manufacture of the Products for Genzyme in the same manner as Hospira applies such procedures and checks to products of similar nature manufactured for sale by Hospira.  In addition, Hospira will test and release the Products in accordance with the test methods described in the relevant Project SOW to ensure that the Products conform to the Product Specifications.  The Parties may change the test methods from time to time by mutual written agreement.

10.2        Quality Technical Agreement.  The Parties have entered into a Quality Technical Agreement as attached hereto as Exhibit 10.2.  Authorized personnel of the Parties may amend

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

provisions of the Quality Technical Agreement by mutual agreement in writing, without formal amendment to this Master Agreement.

10.3        Audit Rights.

(a)           General Audit.  Upon [**] days prior written notice to Hospira, Genzyme shall have the right to visit the Facility during normal business hours to review Hospira’s Manufacturing operations related to the Products, assess its compliance with cGMP and quality assurance standards and discuss any related issues with Hospira’s Manufacturing and management personnel.  Hospira shall provide Genzyme with copies of Hospira’s Manufacturing records relating to the Products for the purposes of assuring the quality of the Products and compliance with agreed-upon Manufacturing procedures.  Such general audits shall:  (i) be limited to not more than [**] auditors designated by or representing Genzyme; (ii) last for not more than [**] days; and (iii) may be conducted not more than [**] per calendar year.

(b)           For Cause Audits.  Genzyme shall also have the right to conduct “for-cause” audits to address significant Product or safety concerns as discovered through Product failures related to Hospira’s Manufacture of the Products.  “Product failures” would include issues related to stability out of specification, sterility, labeling, container integrity, or any other issues or concerns related to Bulk.  Genzyme shall notify Hospira in writing in advance of the audit and, thereafter, Genzyme and Hospira shall mutually determine the timing of the audit.  Each for-cause audit shall be limited to [**] auditors for no more than [**] days, except if the Parties mutually agree that a longer for-cause audit period is necessary.

(c)           Regulatory Authority Audits.

(i)            Hospira shall allow audits conducted by Regulatory Authorities related to the Manufacture of the Products, which may be required by such Regulatory Authorities.  Hospira agrees to cooperate with the Regulatory Authorities in connection with any such audit or inspection.  Hospira will promptly (but in any event within [**] Business Day) notify Genzyme upon receipt of a notice in connection with any such audit or inspection, and will, to the extent permitted by Regulatory Authorities’ practices, allow Genzyme to be present at the Facility during such audit or inspection.

(ii)           Hospira will notify Genzyme of all relevant portions of any Regulatory Authority notice of observations or potential violations, to the extent that such notice relates to the safety, efficacy or quality of the Products, the Facility, or other issues that would adversely impact Hospira’s performance hereunder, as well as a copy of Hospira’s response thereto.  In addition, Hospira will provide Genzyme copies of any FDA 483(s) and Establishment Inspection Reports (or their equivalents), which Hospira may redact to protect its own Confidential Information or that of its other customers.  Hospira shall use its commercially reasonable efforts to correct all identified deficiencies in a timely manner and advise Genzyme periodically of progress being made, as well as when all deficiencies have been corrected.

(iii)          In the event that inspections are requested or required by or for any Regulatory Authority outside of the Territory identified in the initial Project SOW for the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

relevant Product, and such inspections are not general inspections of the Facility but are directly related to the Manufacture of the Product(s), then Hospira shall be entitled to an additional fee of [**] per each such Regulatory Authority inspection; provided, however, that Hospira shall use reasonable efforts to schedule any additional inspections concurrently so as to avoid any additional fees.  In the event there is more than one such inspection occurring at the same time, only one fee shall be assessed.

(d)           Confidential Information in Audits.  Audits by Genzyme or its designees may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 14 hereof.  The results of such audits and inspections shall be considered Confidential Information under Article 14 and shall not be disclosed to Third Parties, excluding Regulatory Authorities, unless required by law and only then upon prior written notice to Hospira.

(e)           Persons-in-the-Plant.  Notwithstanding the per person audit rights under this Section 10.3, Hospira will permit up to two (2) employees of Genzyme to have reasonable access to the Facility to observe and consult with Hospira during active Manufacturing of the Products (the “Person(s)-in-the-Plant”).  During such visits, Genzyme personnel will abide by all Hospira policies regarding persons in the plant.  Genzyme will provide Hospira with sufficient advance notice of any requests for such persons in the plant visits so that Hospira may make appropriate arrangements for them.

10.4        Notification of Complaints.  Genzyme shall notify Hospira promptly of any customer complaints involving Hospira’s Manufacturing or other Services in sufficient time to allow Hospira to evaluate and investigate the complaints and assist Genzyme in responding to such complaints.  Hospira shall be responsible for all routine costs of such investigation.  In any case, Hospira will use all reasonable commercial efforts to provide a written investigation report to Genzyme within [**] days of notification.

10.5        Failed Batch.  In accordance with the Quality Technical Agreement, Hospira shall investigate, and cooperate fully with Genzyme in investigating, any batch of Product that fails to comply with cGMP or fails to meet the Product Specifications or any Regulatory Authority requirements.  Hospira shall keep Genzyme informed of the status of any investigation and, upon completion of the investigation, shall provide Genzyme with a final written report describing the cause of the failure and summarizing the results of the investigation, and the corrective and preventative actions, with a schedule for completion of each action.

10.6        Product Recalls.

(a)           Recall.  Genzyme shall direct and control responses to all Product recalls, and Hospira shall provide reasonable cooperation to Genzyme in connection with any such responses.  In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that any Product be recalled; (ii) a court of competent jurisdiction orders a recall of any Product; or (iii) Genzyme reasonably determines that any Product should be recalled, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)           Administrative Expenses.  In the event that such recall results from the breach of Hospira’s express warranties under Sections 11.2(a) or 11.2(b), or the gross negligence or willful misconduct of Hospira, Hospira shall be responsible for promptly replacing the quantity of Products that were recalled, at no cost to Genzyme, or reimbursing Genzyme for the cost of the recalled Products, including the cost for Bulk and Manufacturing, subject to the limitation in Section 7.1(f)(ii).  In addition, Hospira agrees that it shall be responsible for the administrative expenses of any recall, provided, however, that Hospira shall not pay more than [**] for the administrative expenses per recall.  For purposes of this Agreement, administrative expenses of recall shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, and any costs associated with the distribution of the replacement Product, but shall not include lost profits of either Party.  In the event that the recall does not result from the breach of Hospira’s express warranties, gross negligence or willful misconduct, Genzyme shall be responsible for all of the expenses of the recall.

ARTICLE 11.      WARRANTIES; COVENANTS AND INDEMNIFICATION

11.1        Genzyme’s Warranties.

(a)           Genzyme represents and warrants to Hospira that all Bulk delivered to Hospira pursuant to this Master Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such Applicable Laws are constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce.

(b)           Genzyme further warrants to Hospira that Bulk supplied to Hospira hereunder shall have been manufactured in accordance with all applicable cGMP and shall meet the Bulk Specifications set forth in the relevant Project SOW.

(c)           Genzyme further warrants that all specifications including Bulk Specifications and Product Specifications that Genzyme provides to Hospira shall conform to the applicable regulatory filing Genzyme files with the appropriate Regulatory Authorities.

(d)           Genzyme further represents and warrants to Hospira that Genzyme’s performance of its obligations under this Master Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Genzyme is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws.

11.2        Hospira’s Warranties and Covenants.

(a)           Hospira represents and warrants to Genzyme that all Products Hospira delivers to Genzyme pursuant to this Master Agreement shall, at the time of delivery, not be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

adulterated or misbranded within the meaning of the Act or within the meaning of any Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such Applicable Laws are constituted and effective at the time of delivery, and will be an article which may, under the provisions of Sections 404 and 505 of the Act, be introduced into interstate commerce.

(b)           Hospira further represents and warrants to Genzyme that all Products Hospira delivers to Genzyme pursuant to this Master Agreement shall, at the time of delivery and through the expiration date of the Products, be free from defects in material and workmanship and shall be Manufactured: (a) in accordance and conformity with, and shall meet, the Product Specifications set forth in the relevant Project SOW; and (b) in compliance with all Applicable Laws including those relating to the environment, food or drugs and occupational health and safety including, without limitation, those enforced or promulgated by the FDA or any other applicable Regulatory Authority (including, without limitation, compliance with cGMP).

(c)           Hospira further represents and warrants to Genzyme that Hospira’s performance of its obligations under this Master Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Hospira is a party or by which it is bound and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws.

(d)           The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by Bulk supplied by Genzyme to Hospira.  Subject to Section 11.4, the replacement provisions of Sections 7.1(f) shall be Genzyme’s sole and exclusive remedy for nonconforming or defective Products.

11.3        EACH PARTY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK OR PRODUCT.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

11.4        Indemnification by Hospira.  Hospira shall indemnify and hold harmless Genzyme, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Master Agreement or any relevant Project SOW and asserted by Third Parties to the extent such arise out of or are attributable to (a) Hospira’s breach of this Master Agreement, any relevant Project SOW, or any representation or warranty set forth herein or therein, (b) any violation of any proprietary right of any Third Party relating to Hospira’s processes used in the Manufacture of the Products pursuant to this Master Agreement (excluding claims related to the Bulk active ingredients or excipients), (c) any breach of Section 14.4 hereunder, or (d) any negligent or wrongful act or omission on the part of Hospira, its employees, agents or representatives and which relates to Hospira’s performance hereunder; provided, however, that this indemnification shall not apply to the extent that such claim results from Genzyme’s (or its agents’, employees’ or representatives’) breach of this Master

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement, any relevant Project SOW or any warranty herein or therein, or Genzyme’s (or its agents’, employees’ or representatives’) negligence or willful misconduct.

11.5        Indemnification by Genzyme.  Genzyme shall indemnify and hold harmless Hospira, its Affiliates, officers, directors and employees harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Master Agreement or any relevant Project SOW and asserted by Third Parties to the extent such arise out of or are attributable to (a) Genzyme’s breach of this Master Agreement, any relevant Project SOW, or any representation or warranty set forth herein or therein; (b) any violation of any proprietary right of any Third Party relating to the Bulk and expressly excluding all other Third Party proprietary rights, including those incorporated in Hospira’s processes used in the Manufacture of the Products pursuant to this Master Agreement; (c) any use of, or lack of safety or efficacy of Bulk or the Products that is attributed to Genzyme’s actions or failure to act; or (d) any negligent or wrongful act or omission on the part of Genzyme, its employees, agents or representatives and which relate to Genzyme’s performance hereunder; provided, however, that this indemnification shall not apply to the extent that such claim results from Hospira’s (or its agents’, employees’ or representatives’) breach of this Master Agreement, any relevant Project SOW or breach of any warranty herein or therein, or Hospira’s (or its agents’, employees’ or representatives’) negligence or willful misconduct.

11.6        Conditions of Indemnification.  If either Party seeks indemnification from the other hereunder, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the investigation and defense of all such claims or suits.  The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel reasonably satisfactory to the other Party.  No settlement or compromise shall be binding on a Party hereto without its prior written consent, such consent not to be unreasonably withheld.

11.7        No Consequential Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF THIS MASTER AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY DAMAGES OR CLAIMS ARISING FROM A VIOLATION OF ARTICLE 14 HEREOF, OR OUT OF ANY INDEMNITY PURSUANT TO THIS ARTICLE 11.

ARTICLE 12.      INTELLECTUAL PROPERTY RIGHTS

12.1        Hospira’s Proprietary Rights.  Except for the purposes of this Master Agreement and/or relating to the Products and Services hereunder, Hospira has granted no license, express or implied, to Genzyme to use Hospira’s proprietary technology, know-how or other proprietary rights (i) existing as of the Effective Date; or (ii) developed by or for Hospira on or after the Effective Date.  It is understood and agreed by the Parties that Genzyme shall owe no further fees, payments or royalties of any kind on any Product Manufactured by Hospira (except as

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

expressly detailed in the applicable Project SOW), regardless of the technology, know-how or other proprietary processes used by Hospira in the Manufacture of Products or the performance of Services hereunder.

12.2        Genzyme’s Proprietary Rights.  Except for the purposes of this Master Agreement and the Manufacture of Products or performance of Services hereunder, Genzyme has granted no license, express or implied, to Hospira to use Genzyme’s proprietary technology, know-how or other proprietary rights.

12.3        Project Inventions. Notwithstanding Hospira’s rights, the Parties agree that Genzyme shall be the sole owner of any technology, know-how or other proprietary rights developed by or for Hospira pursuant to any Project undertaken by Hospira (the “Project Inventions”). Hospira shall promptly notify Genzyme of all Project Inventions and shall use all reasonable efforts to cooperate with Genzyme in any related patent filing and prosecution (each at Genzyme’s expense) and shall assign all right, title and interest in any such Project Inventions to Genzyme.

ARTICLE 13.      TERM AND TERMINATION

13.1        Term.  This Master Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall expire on the later of:  (a) five (5) years from the Effective Date or (b) the date of the last to expire Project SOW (“Term”).  This Master Agreement shall be automatically extended for additional and successive renewal terms of one (1) year each (“Renewal Term”); provided, however, that this Master Agreement or any Project SOW for a Commercial Product (in whole or in part) may be terminated at the end of the Term or any Renewal Term upon either Party providing the other with at least twenty-four (24) months prior written notice of termination.

13.2        Termination of a Development Project.  Either Party wishing to terminate a Development Project (or any portion of it as it relates to any one or more of the Products) shall request in writing a pre-termination consultation with the other Party to review potential concerns and to make reasonable efforts to continue with the Development Project. [**] days following said consultation:  (i) Genzyme may terminate the Development Project upon [**] days prior written notice to Hospira, or (ii) Hospira may terminate the Development Project upon [**] months prior written notice to Genzyme in the event that the terminating Party determines in good faith, and in its sole discretion, that the successful performance of the Services is not technically, financially, or commercially feasible using commercially reasonable efforts.  If the Development Project is terminated in whole or in part, Hospira shall advise Genzyme of the costs it has incurred in performing the Services (or the relevant portion thereof) prior to such termination.  Genzyme shall pay Hospira for all reasonable and documented costs for Services performed up to the date the termination notice is received.  In the event of complete termination of the Development Project, the Project SOW shall automatically terminate; provided, however, that this Master Agreement shall remain in full force and effect.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.3        Termination.

(a)           Project Termination Rights.

(i)            Either Party shall have the right to terminate an individual Project SOW by giving the other Party no less than [**] days prior written notice upon the non-terminating Party’s breach of any warranty or any other material provision of the relevant Project SOW if the breach is not cured within [**] days after written notice thereof to the non-terminating Party.  In the event that the material breach is curable and the Party in breach anticipates that it may not be able to cure such material breach within the prescribed [**] day period despite its continuing diligent efforts to do so, it shall provide the other Party with notice of all relevant issues.  The Parties may thereafter agree to extend the period to cure for an additional [**] day period.

(ii)           Either Party shall have the right to terminate an individual Development Project SOW by giving the other Party no less than [**] days prior written notice if a Development Product has not received regulatory approval from the FDA (or any other relevant Regulatory Authority) by the date specified in the relevant Project SOW.

(iii)          Either Party shall have the right to terminate an individual Project SOW upon written notice to the other Party, should the non-terminating Party be unable to perform its obligations under any Project SOW for a period in excess of [**] days by reason of force majeure, in accordance with Section 15.1(a).

(iv)          Genzyme may terminate an individual Project SOW upon [**] days prior notice following the loss or damage to Bulk and/or Product(s) with an aggregate Bulk value of more than $[**] within any [**] month period, while such Bulk Product(s) and/or Product(s) are in Hospira’s custody; provided, however, that during such [**] day notice period the Parties shall meet to discuss whether there is any ability to implement procedures which would avoid future losses; and further provided that, in the event the Parties reach a written agreement on such procedures prior to the expiry of the [**] day notice period (or any agreed extension thereof), such termination shall not be effective.

(v)           Genzyme shall have the right to terminate an individual Project SOW upon notice in the event that Hospira fails to provide Genzyme with reasonable assurances acceptable to Genzyme of its ability to resume the Manufacture and supply of Products as set forth in Article 9.

(vi)          Hospira shall have the right to terminate an individual Project SOW for Commercial Product upon notice if in any [**] consecutive calendar years, Genzyme fails to purchase its Minimum Purchase Requirement, irrespective of whether Genzyme waives Hospira’s Manufacturing and delivery obligations pursuant to Section 8.2(b).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b)           Master Agreement Termination Rights.

(i)            Either Party may immediately terminate this Master Agreement by providing written notice upon the bankruptcy or the insolvency of the other Party.

(ii)           Either Party may terminate this Master Agreement by giving the other Party ninety (90) days prior written notice upon the other Party’s material breach of any provision of this Master Agreement, if the breach is not cured within [**] days after written notice thereof to the Party in breach.  In the event that the material breach is curable and the Party in breach anticipates that it may not be able to cure such material breach within the prescribed [**] day period despite its continuing diligent efforts to do so, it shall provide the other Party with notice of all relevant issues.  The Parties may thereafter extend the period to cure for whatever time they agree is reasonable under the circumstances.

(iii)          Either Party may terminate this Master Agreement by giving the other Party written notice should the non-terminating Party be unable to perform its obligations under any Project SOWs for a period in excess of [**] days by reason of force majeure, in accordance with Section 15.1(a).

(iv)          Genzyme may terminate this Master Agreement, upon [**] days prior notice following the loss or damage to Bulk Product(s) and/or Product(s) with an aggregate value of more than $[**] within any [**] month period, while such Bulk Product(s) and/or Product(s) are in Hospira’s custody; provided, however, that during such [**] day notice period the Parties shall meet to discuss whether there is any ability to implement procedures which would avoid future losses; and further provided that, in the event the Parties reach a written agreement on such procedures prior to the expiry of the [**] day notice period (or any agreed extension thereof), such termination shall not be effective.

(v)           Genzyme may terminate this Master Agreement if there is an Inability to Supply affecting more than [**] Products that continues for more than [**] days.

(vi)          Hospira may terminate this Master Agreement upon [**] days prior notice if in any [**] consecutive calendar years Genzyme fails to purchase its Minimum Purchase Requirements for [**] or more Project SOWs, irrespective of whether Genzyme waives Hospira’s manufacturing and delivery obligations pursuant to Section 8.2(b).

13.4        Accrued Payment Obligations.  Upon termination of any Project SOW or this Master Agreement pursuant to Sections 13.3(a)(ii), 13.3(a)(iv), or 13.3(b)(iv), as applicable, Genzyme shall reimburse Hospira for Hospira’s cost of all supplies purchased and on hand or on order, to the extent such supplies were ordered by Hospira based on Purchase Orders and such supplies cannot be reasonably used by Hospira for other purposes.  Hospira shall invoice Genzyme for all amounts due hereunder.  Payment shall be made pursuant to Section 7.6(b).

13.5        Return of Inventory, Dedicated Equipment and Product.  In the event of any termination, Hospira shall promptly return any remaining inventory of Bulk, all Dedicated Equipment, and any Product to Genzyme at Genzyme’s expense, unless such termination shall have been as a result of a breach of any relevant Project SOW or this Master Agreement by Hospira, or if Hospira terminates under Section 13.3(a)(ii) or Genzyme terminates under Section

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13.3(a)(iv), or Section 13.3(b)(iv), in which case such inventory, Dedicated Equipment and any Product shall be returned at Hospira’s expense.

13.6        Exclusive Rights and Remedies.  Termination of any Project SOW or this Master Agreement under Sections 13.3(a)(v), 13.3(a)(vi), 13.3(b)(v), or 13.3(b)(vi), respectively, is an election of remedies.  With regard to such provisions, except in instances of willful misconduct or gross negligence, all rights and remedies of the Parties provided under Sections 9.4 or 8.2(b) of this Master Agreement, as applicable, are exclusive.

13.7        Survival.  Expiry or early termination of any relevant Project SOW or this Master Agreement shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in any relevant Project SOW or this Master Agreement including, but not limited to, Sections 10.3, 10.6 and 13.7, and Articles 11, 12 and 14, which by their terms or context are intended to survive and will continue in full force and effect for a period of five (5) years unless a different time period is indicated in this Master Agreement.

ARTICLE 14.      CONFIDENTIAL INFORMATION AND NON-COMPETE

14.1        Nondisclosure.  It is contemplated that in the course of the performance of this Master Agreement each Party may, from time to time, disclose Confidential Information to the other.  Hospira agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Genzyme, and shall not use Confidential Information disclosed to it by Genzyme, for any purpose other than to fulfill Hospira’s obligations hereunder.  Hospira further agrees that it will limit the permitted disclosures of Genzyme’s Confidential Information only to those persons within Hospira’s One 2 One® group and the Facilities who have a “need to know” such Confidential Information and as further set forth in Section 14.4.  Genzyme agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Hospira, and shall not use Confidential Information disclosed to it by Hospira, for any purpose other than to fulfill Genzyme’s obligations hereunder.

14.2        Exceptions to Duty of Nondisclosure.  Notwithstanding the above, nothing contained in this Master Agreement shall preclude: (a) Genzyme from utilizing Confidential Information as may be necessary in prosecuting patent rights related to Project Inventions as set forth in Article 12, or (b) either Party from (i) obtaining governmental marketing approvals, (ii) Manufacturing the Products pursuant to the terms and conditions of this Master Agreement, (iii) complying with other Applicable Laws (provided that the Party disclosing such Confidential Information uses reasonable efforts to seek confidential treatment of such Confidential Information, except for information included in any Project Invention patent applications), or (iv) corresponding with any Regulatory Authority in connection with this Master Agreement, or on any relevant matter.  The obligations of the Parties relating to Confidential Information shall expire ten (10) years after the termination of this Master Agreement.

14.3        Public Announcements.  Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as (i) may be required by Applicable Laws (including U.S. federal securities regulations) or judicial order, or (ii) is made to a Regulatory Authority, without the written consent of the other Party, which consent shall not be unreasonably withheld.  Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a Party that names the other Party shall first be provided in draft to the other Party for the other Party’s review and approval.

14.4        [**] Cost Information.  Any information related to the cost of [**] provided by Genzyme to Hospira shall only be provided on a need to know basis, as determined by Genzyme, and in any case only disclosed to the following individuals within the Hospira One2One® group  (i) the Hospira Vice President and General Manager of Contract Manufacturing Services, (ii) the Director of Business Development, and (iii) the Manager of Business Development (collectively, the “Relationship Managers”).  Any disclosure by Hospira to individuals other than to the Relationship Managers, must be approved in writing by the Genzyme Senior Vice President of Materials Management (or his/her designee), and is otherwise expressly prohibited.  Notwithstanding the foregoing, any such disclosure to the Relationship Managers, or any other authorized individual, shall be used exclusively for the purpose of calculating the costs for any [**] under this Master Agreement.  Any information related to the cost of [**] shall be in writing and marked as “highly confidential” along with a notice that significant penalties may attach in the event of unauthorized use or disclosure.

14.5        [**].  Notwithstanding the Minimum Purchase Requirements of Section 8.2, in consideration of Genzyme’s ordering and purchasing in each calendar year, the minimum number of batches of Products as set forth in Exhibit 14.5, the Hospira [**], as may be amended from time to time by the Parties.  Should Genzyme fail to meet the minimum batch requirements set forth in Exhibit 14.5, then the [**].  Notwithstanding the foregoing, if Genzyme decides not to renew this Master Agreement and so notifies Hospira, then Hospira may provide development services for products that treat the disease states set forth in Exhibit 14.5 within one (1) year prior to the expiration of this Master Agreement, which development services shall not include any manufacturing services including, without limitation, product verification runs, engineering runs, or any other technology transfer manufacturing services.  In addition, in lieu of Genzyme taking delivery of the batch requirements set forth in Exhibit 14.5, Genzyme shall have the option to pay for the batch requirements at the Product prices set forth in the relevant Project SOW and waive Hospira’s Manufacture and delivery obligations for the Products.  In the latter event, Hospira shall invoice Genzyme for [**], and Genzyme shall pay Hospira within [**] days after receipt of Hospira’s invoice, in accordance with Section 7.6(b).

14.6        Injunctive Relief. The Parties acknowledge that either Party’s breach of this Article 14 may cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of such breach, the non-breaching Party may be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 15.      MISCELLANEOUS

15.1        Force Majeure and Failure of Suppliers.

(a)           Excusable Delay.  Neither Party shall be considered to be in breach of any relevant Project SOW or this Master Agreement if a delay in the performance of any of its duties or obligations hereunder (except the payment of money) has been caused by or is the result of an act of God, acts of a public enemy, acts of terrorism, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected (each an event of  “Force Majeure”).  The performance of the affected Party shall be extended for a period equal to the period of such delay; provided, however, that affected Party shall give prompt notice to the other Party of such cause, and shall promptly take whatever reasonable steps are necessary to relieve the effect of such force majeure and resume compliance with the relevant Project SOW or this Master Agreement as soon as possible.  Should the event of Force Majeure continue for a period longer than ninety (90) days, then the Party not so affected may terminate the relevant Project SOW in accordance with Section 13.3(a)(iii).  Should the event of Force Majeure continue for a period longer than one hundred and eighty (180) days, then the Party not so affected may terminate this Master Agreement in accordance with Section 13.3(b)(iii).

(b)           Failure of Suppliers.  The Parties understand and agree that Genzyme has chosen the excipient and primary container packaging component suppliers listed in the Product Specifications.  Under no circumstances shall Hospira have any liability to Genzyme, nor shall Hospira be deemed to be in breach of this Master Agreement, if Hospira is unable to supply the Products or any Product to Genzyme due to a failure of such suppliers to provide such excipients and/or primary container packaging components to Hospira (provided that such failure is due in no part to Hospira’s negligence).

15.2        Notices.  All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective Parties:

If to Genzyme:	With a copy to:

Genzyme Corporation	Genzyme Corporation
200 Crossing Boulevard	500 Kendall Street
Framingham, MA 01701-9322	Cambridge, MA 02139
Attention: Senior Vice President, Materials Management	Attention: General Counsel

Facsimile: (508) 661-8538	Facsimile: (617) 252-7553

Genzyme Ireland Limited
IDA Industrial Park

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Old Kilmeaden Road
Cork Road
Waterford
Attn: Director

If to Hospira:	With copy to:

Hospira, Inc.	Hospira, Inc.
275 North Field Drive	Building H1; Department NLEG
Lake Forest, IL 60045	275 N. Field Drive
Attention: Vice President, Contract Manufacturing	Lake Forest, IL 60045
Attention: General Counsel

Facsimile: (224) 212-3210	Facsimile: (224) 212-2086

Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing, or on the first business day following the date of delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

15.3        Choice of Law.  This Master Agreement shall be construed, interpreted and governed by the laws of the State of Delaware, excluding its choice of law provisions.  The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

15.4        Assignment.  Neither Party shall assign any Project SOW or this Master Agreement nor any part thereof without the prior written consent of the other Party; provided, however, that either Party, without such consent, may assign a Project SOW and/or this Master Agreement in connection with the transfer, sale or divestiture of substantially all of its business to which the Project SOW or this Master Agreement pertains or in the event of its merger or consolidation with another entity unless, in the case of Hospira, such assignment would be to a competitor of Genzyme, in which case Hospira shall obtain Genzyme’s prior written consent to such assignment which consent shall not be unreasonably withheld.  Any permitted assignee shall assume all obligations of its assignor under the relevant Project SOW or this Master Agreement.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

15.5        Entire Agreement.  This Master Agreement, together with the Quality Technical Agreement, the Exhibits and Project Statements of Work referenced and incorporated herein, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings between the Parties with respect thereto.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

15.6        Severability.  This Master Agreement and any associated Project SOW is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances.  If any term or provision of this Master Agreement any associated Project SOW shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Master Agreement any associated Project SOW shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

15.7        Waiver Modification of Agreement.  No waiver or modification of any of the terms of this Master Agreement any associated Project SOW shall be valid unless in writing and signed by authorized representatives of both Parties.  Failure by either Party to enforce any such rights under this Master Agreement any associated Project SOW shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

15.8        Insurance.  Each Party will procure and maintain, at its own expense, for the duration of this Master Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated A-VII or better with A.M. Best or like rating agencies:

(a)           Workers’ Compensation accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of the other Party;

(b)           Employer’s Liability with a limit of liability in an amount of not less than $[**];

(c)           Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $[**]per occurrence and $[**] in the aggregate;

(d)           Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than $[**] each occurrence;

(e)           Excess Liability including products liability with a combined single limit in an amount of not less than $[**] per occurrence and in the aggregate;

(f)            Professional Liability with a limit of liability in an amount of not less than $[**] per claim and in the aggregate;

(g)           Commercial Crime or Fidelity Bond in an amount of not less than $[**] per occurrence and in the aggregate including an endorsement for Third Party liability without the requirement of a conviction; and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(h)           Marine Insurance covering all shipments from warehouse to warehouse as described on the bill of lading at a full replacement cost.

Each Party shall include the other Party and its Affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear by written contract.  Promptly after the Effective Date, and annually thereafter, each Party shall furnish to the other Party certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to the other Party prior to any cancellation, non-renewal or material change in said coverage.  In the case of cancellation, non-renewal or material change in said coverage, each Party shall promptly provide the other Party with a new certificate of insurance evidencing that the coverage meets the requirements in this Section.  Each Party agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by the other Party.  Each Party may, at its option, satisfy, in whole or in part, its obligation under this Section through its self-insurance program.

15.9        Supplemental Insurance.  Notwithstanding the foregoing, Genzyme may obtain supplemental insurance coverage for operational or manufacturing risk of loss of Bulk and/or Product in excess of, or in addition to, any other insurance coverage Hospira and/or Genzyme may have in force.  In consideration of Genzyme’s Minimum Purchase Requirements set forth in Section 8.2 of this Agreement, Hospira shall [**] (up to [**] during the [**], and shall [**], except as otherwise set forth in [**].  In the event the [**], then Hospira shall [**].

15.10      Exhibits.  All Exhibits referred to herein are hereby incorporated by reference.

15.11      Debarment Warranty.  Hospira and Genzyme represent and warrant that neither Party uses nor will use in the future in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

15.12      Different Provisions for Specific Compounds. Both Parties accept that certain terms herein including, but not limited to, those respecting confidentiality and inventions, may need to be modified for a specific Project SOW.  Provided that any such modified terms are set forth in a Project SOW, those terms shall control over any terms herein (solely for that Project SOW) notwithstanding anything to the contrary in this Master Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties, intending to be bound by the terms and conditions hereof, have caused this Master Agreement to be signed by their duly authorized representatives as of the date first above written.

HOSPIRA WORLDWIDE, INC.		GENZYME CORPORATION

By:	/s/ Anthony Cacich	By:	/s/ Henri A. Termeer
Name:	Anthony Cacich	Name:	Henri A. Termeer
Title:	Vice President & General Manager of Contract Manufacturing	Title:	President & Chief Executive Officer

		By:	/s/ Michael S. Wyzga
		Name:	Michael S. Wyzga
		Title:	Executive Vice President
Chief Financial Officer

GENZYME IRELAND LIMITED

		By:	/s/ Michael S. Wyzga
		Name:	Michael S. Wyzga
		Title:	Director

		By:	/s/ Dominic Carolan
		Name:	Dominic Carolan
		Title:	Director

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit 1.33

Initial Product List

•      Cerezyme® (imiglucerase for injection) 400 mg

•      Fabrazyme® (agalsidase beta for injection) 5 mg

•      Fabrazyme® (agalsidase beta for injection) 35 mg

•      Thyrogen® (thyrotropin alpha for injection)

•      Myozyme®/ Lumizyme™ (alglucosidase alfa for injection)

•      Thymoglobulin® (rabbit-anti-human thymocyte immune globulin)

•      [**]

•      Campath® (alemtuzumab)

•      [**]

Exhibit 2.5

Form of Project Statement of Work

[final to be attached]

Exhibit 5.6

Estimates of Required Materials Inventories

Component	Product	Hospira Inventory Number	Proposed Safety Stock(1)
[**]	[**]	[**]	[**]

(1)Amount is the sum required for all products using the same component with a 3 – 5% overage

Exhibit 5.6

Estimates of Required Materials Inventories (cont’d)

Product	Component	Hospira Inventory Number	Description	Qty/Batch(1)
[**]	[**]	[**]	[**]	[**]

(1)Based on current clinical or commercial batch sizes

Exhibit 9.4

Transfer Assistance

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit 10.2

Quality Technical Agreement

[to be entered into by the parties]

Exhibit 14.5

[**]

Minimum Batch Requirements (per calendar year)

[**]

Products

[**]

*The minimums specified herein shall be pro rated for any partial calendar year.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.